Exhibit 99.1

Antero Resources Announces Launch of Offering of Additional $400 Million Senior Notes

Denver, Colorado, September 4, 2014 — Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) announced today that, subject to market conditions, it intends to offer an additional $400 million in aggregate principal amount of its Senior Notes due December 1, 2022 in a private placement to eligible purchasers.  The new notes are being offered as additional senior unsecured notes under an indenture pursuant to which Antero issued $600 million in aggregate principal amount of its 5.125% Senior Notes due December 1, 2022 in a private placement on May 6, 2014.  The new notes and the initial notes will have identical terms, other than the issue date, and will constitute part of the same series of securities.

Antero intends to use the net proceeds of the offering to repay a portion of the outstanding borrowings under its credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Antero Resources is an independent oil and natural gas company engaged in the exploitation, development and acquisition of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania.

For more information, contact Michael Kennedy - VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.